Exhibit 99.1

NEWS RELEASE

CPS Announces $245.0 Million Senior Subordinate Asset-Backed Securitization

LAS VEGAS, Nevada, October 18, 2018 (GlobeNewswire) – Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced the closing of its fourth term securitization in 2018. The transaction is CPS's 30th senior subordinate securitization since the beginning of 2011 and the 13th consecutive securitization to receive a triple “A” rating from at least two rating agencies on the senior class of notes.

In the transaction, qualified institutional buyers purchased $233.7 million of asset-backed notes secured by $245 million in automobile receivables originated by CPS. The sold notes, issued by CPS Auto Receivables Trust 2018-D, consist of five classes. Ratings of the notes were provided by Standard & Poor’s and Kroll Bond Rating Agency, and were based on the structure of the transaction, the historical performance of similar receivables and CPS’s experience as a servicer.

Note Class	Amount	Interest Rate	Average Life	Price	S&P Rating	KBRA Rating
A	$112.3 million	3.06%	.74 years	99.99971%	AAA	AAA
B	$35.5 million	3.61%	1.86 years	99.98631%	AA	AA
C	$31.9 million	3.83%	2.60 years	99.98714%	A	A
D	$27.8 million	4.34%	3.42 years	99.99515%	BBB	BBB
E	$26.2 million	5.82%	4.11 years	99.98236%	BB-	BB

The weighted average coupon on the notes is approximately 4.25%.

The 2018-D transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance and over-collateralization of 4.60%. The transaction agreements require accelerated payment of principal on the notes to reach overcollateralization of the lesser of 8.50% of the original receivable pool balance, or 18.65% of the then outstanding pool balance.

The transaction utilizes a pre-funding structure, in which CPS sold approximately $161.5 million of receivables at inception and plans to sell approximately $83.5 million of additional receivables during November 2018. This further sale is intended to provide CPS with long-term financing for receivables purchased primarily in the month of October. The initial funding of $161.5 million includes $9.7 million of receivables that were originally securitized in 2013, the bonds secured by those receivables having been prepaid by CPS.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis through the securitization markets and service the loans over their entire contract terms.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844-878-CPSS (844-878-2777)